Exhibit 2.2


OPTION AGREEMENT
----------------

This Agreement is made this 28th day of April 2004 at Irvine, California by IOMEGA INVESTMENTS, LLC hereinafter referred to as "Optionor", and SECURED DIVERSIFIED INVESTMENT, LTD AND DENVER FUND I, LTD hereinafter referred to as "Optionee".

Whereas, Optionor is the owner of certain real property situated in the City of Las Vegas, County of Clark, State of Nevada, and more particularly described as follows:

3425, 3455, 3475 E. Flamingo Road, Las Vegas, Nevada 89121

and;

Whereas, Optionee desires to acquire the exclusive right to purchase said property at an agreed price and under specified terms and conditions:

Now therefore, it is agreed as follows:

     1. GRANT OF OPTION. Optionor hereby grants to Optionee the exclusive right to purchase said property at the price and under the terms and conditions as set forth in Escrow Number 15007698 at Alliance Title Company, Irvine, CA. and subject to a lease agreement in said escrow.

     2. OPTION PERIOD. This option shall commence at 12 noon on May 14, 2004 and continue until 12 noon on July 1, 2008.

     3. CONSIDERATION. This option is granted in consideration of Optionee's payment to Optionor of $1,850,000.00, payable in the manner and method specified in the instructions of said escrow.

     4. APPLICATION OF CONSIDERATION TO PURCHASE PRICE. If this option or any extension thereof is exercised in accordance with its terms then the consideration above, paid by Optionee to Optionor shall apply to the purchase price of $5,950,000.00 however, in the event this Option shall not be so exercised by Optionee, then such consideration of $1,850,000.00 shall be retained by Optionor.

     5. EXERCISE OF OPTION. Optionee may exercise this option by notifying said escrow company in writing that the terms of said escrow have been completed. Said escrow company then shall proceed as directed in said escrow instructions.

     6. ASSIGNABILITY OF OPTION. Optionee may assign this agreement. The assignment will be effective as to the Optionor upon notice thereof by Optionee to said escrow company only in accordance with the terms of said escrow.

     7. NOTICES. Unless otherwise provided herein, any notice, tender or delivery to be given hereunder by either party to the other may be effected by delivery in writing to said escrow company, at which time said escrow company will perform according to said escrow instructions.

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     8.   ENTIRE AGREEMENT.  This instrument contains the entire agreement between the parties relating to the option herein granted . Any oral representations or modifications concerning this instrument shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

     9. ASSUMPTION OF RESPONSIBILITY. Optionor understands and agrees that the encumbrances of record on the real property which is the subject of this option, and the promissory notes secured thereby may contain provisions providing for an election by the holders thereof to modify the note repayment terms, and, or, to accelerate the unpaid balances thereof in the event of any conveyance of title by Optionor, or of any act or agreement to so do, which may include or arise from the within Option and Lease Agreement. Optionee hereby expressly assumes and agrees to pay, and does now hold Optionor free and harmless from, any late charges, trustee's fees, prepayment penalties, increases in interest rates, assumption fees or expense, "points", or other costs or expense in connection with the modification, acceleration, assumption or retirement of either or all of the deeds of trust of record. Optionee and Optionor waive any claim against each other arising directly or indirectly from any such modification, acceleration, assumption, foreclosure, retirement or other acts of the holders of such encumbrances of record.

     10. ATTORNEY'S FEES. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorney's fees and costs.

     11. A MEMORANDUM OF AGREEMENT. Said Memorandum to be recorded and is a part of this Agreement.

     12. BINDING EFFECT. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement the 6th day of May, 2004.


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OPTIONOR:

IOMEGA INVESTMENTS, LLC
A NEVADA LIMITED LIABILITY CO.

BY:/s/Helen West
   -------------
HELEN E. WEST, MANAGING MEMBER

ADDRESS:_________________________

___________________________________

___________________________________


OPTIONEE:

SECURED DIVERSIFIED INVESTMENT, LTD

BY:  /s/Clifford L. Strand
     ---------------------
C.L. STRAND, PRESIDENT


DENVER FUND I, LTD

BY: CERTIFIED PROPERTY ADVISORS, LLC
IT'S GENERAL PARTNER


/s/Paul F. Winger
-----------------
PAUL F. WINGER, MANAGING MEMBER












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